Exhibit 99.1

Valero L.P. Reports Fourth Quarter and Full Year 2005 Earnings

And Announces Quarterly Distribution

SAN ANTONIO, January 30, 2006 -- Valero L.P. (NYSE: VLI) today announced net income applicable to limited partners from continuing operations and before certain non-cash items of $29.6 million, or $0.63 per unit, for the fourth quarter of 2005 compared to $17.9 million, or $0.78 per unit, as reported for the fourth quarter of 2004. For the full year 2005, net income applicable to limited partners from continuing operations and before certain non-cash items was $101.5 million, or $2.90 per unit, compared to $72.5 million, or $3.15 per unit, as reported for the full year 2004.

Including certain non-cash items and discontinued operations, Valero L.P. reported net income applicable to limited partners of $24.2 million, or $0.52 per unit, for the fourth quarter of 2005 and $100.3 million, or $2.86 per unit for the full year 2005.

The certain non-cash items mentioned above, which totaled $4.6 million in the fourth quarter, or $0.09 per unit, primarily relate to the write-off of a portion of idle pipeline in South Texas and increased depreciation and amortization expense related to the purchase accounting for the Kaneb acquisition completed on July 1, 2005.

Distributable cash flow excludes the effects of the certain non-cash items mentioned above. For the fourth quarter of 2005, Valero L.P. reported distributable cash flow available to limited partners from continuing operations of $42.2 million, or $0.90 per unit, compared to $22.4 million, or $0.97 per unit, as reported for the fourth quarter of 2004. For the full year 2005, distributable cash flow available to limited partners from continuing operations was $136.5 million, or $3.90 per unit, compared to $90.3 million, or $3.92 per unit, as reported for the full year 2004.

With respect to the quarterly distribution to unitholders payable for the fourth quarter of 2005, Valero L.P. also announced that it has declared a distribution of $0.855 per unit payable February 14, 2006, to holders of record as of February 7, 2006. Distributable cash flow available to limited partners from continuing operations covers the distribution to the limited partners by 1.05 times for the fourth quarter and 1.16 times for the full year 2005.

The partnership also reported that on December 13, 2005, it signed a definitive agreement to sell to ANZ Terminals Pty, Ltd. its businesses located in Australia and New Zealand acquired when

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it purchased Kaneb. The sales price for these businesses is approximately $65 million and includes the partnership’s four terminals located in Australia and four terminals located in New Zealand. Combined these assets have a total capacity of approximately 1.3 million barrels. Completion of the proposed sale is subject to customary conditions and the sale is scheduled to close during the first quarter of 2006. The partnership intends to repay debt with the sales proceeds. Results for these assets have been classified as discontinued operations on the income statement.

“The partnership’s earnings for the fourth quarter were below our guidance and expectations provided to investors on the third quarter conference call,” said Curt Anastasio, Valero L.P.’s Chief Executive Officer. “All of the factors we mentioned on that call, including the sale of assets to Pacific Energy Partners, L.P. on September 30, 2005, the turnaround of Valero Energy’s McKee refinery and increased maintenance expense, impacted earnings in the fourth quarter. The plant-wide turnaround at Valero Energy’s McKee refinery took longer than planned and as a result our volumes and earnings were hit harder than originally expected. Additionally, as a result of the purchase accounting for the Kaneb acquisition, the depreciation charge for the quarter and the final six months of the year was higher than indicated in our guidance. Despite the weaker fourth quarter earnings, distributable cash flow available to limited partners from continuing operations covers the distribution to limited partners by 1.05 times, and, for the full year, we had coverage at over 1.15 times.

“Looking back at 2005, our biggest accomplishment was the successful completion of the Kaneb acquisition. Combined, we are now one of the premier logistics partnerships with stronger, more diversified operations, increased earnings stability, and a stable foundation for future growth. We have identified many accretive strategic growth projects in 2006, the majority of which are related to the former Kaneb assets we’ve acquired.

“We also had several positive developments in 2005 with respect to our operations in South Texas and Mexico. Not only did we benefit from an increase in volumes on our Dos Laredos system, which increased from 5,000 barrels per day to over 9,000 barrels per day, we also benefited from the expansion of our Rio Grande Valley pipeline by over 10,000 barrels per day. In addition, we announced the start of a major pipeline construction project of more than 110 miles of pipeline in northeastern Mexico and South Texas, which will allow us to move around 36,000 barrels per day of petroleum products. We still expect to have this project completed in May of this year.

“Looking ahead to 2006, operations are expected to be adversely impacted by lower throughput volumes from the scheduled maintenance turnarounds at some of the Valero Energy refineries

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we serve. In addition, we expect to have increased maintenance. In the second half of 2006, we expect to benefit from increases in our pipeline tariffs effective July 1,” said Anastasio.

A conference call with management is scheduled for 4:00 p.m. ET (3:00 p.m. CT) today to discuss the financial and operational results for the fourth quarter of 2005. Investors interested in listening to the presentation may call 800/622-7620, passcode 3988266. International callers may access the presentation by dialing 706/645-0327, passcode 3988266. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 3988266. A live broadcast of the conference call will also be available on the company’s website at www.valerolp.com.

Valero L.P. is a master limited partnership based in San Antonio, with 9,122 miles of pipeline, 94 terminal facilities and four crude oil storage facilities. One of the largest terminal and independent petroleum liquids pipeline operators in the nation, the partnership has terminal facilities in 24 U.S. states, Canada, Mexico, the Netherlands Antilles, the Netherlands, Australia, New Zealand and the United Kingdom. The partnership’s combined system has approximately 80.8 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, petroleum and a specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.’s 2004 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Valero L.P.
Consolidated Financial Information
December 31, 2005 and 2004
(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Statement of Income Data (Note 1):
Revenues
Services	$144,043	$54,686	$407,194	$220,792
Product	142,188	—	252,363	—

Total revenues	286,231	54,686	659,557	220,792

Costs and expenses:
Cost of sales	128,589	—	229,806	—
Operating expenses	74,850	18,552	184,609	78,298
General and administrative expenses	9,489	3,088	26,553	11,321
Depreciation and amortization	24,640	8,613	64,895	33,149

Total costs and expenses	237,568	30,253	505,863	122,768

Operating income	48,663	24,433	153,694	98,024
Equity income (loss) from joint ventures	(21)	242	2,319	1,344
Interest and other expense, net	(17,281)	(5,320)	(43,625)	(20,950)

Income from continuing operations
before income tax expense	31,361	19,355	112,388	78,418
Income tax expense	2,663	—	4,713	—

Income from continuing operations	28,698	19,355	107,675	78,418
Income (loss) from discontinued operations	(908)	—	3,398	—

Net income applicable to general partner
and limited partners' interest	27,790	19,355	111,073	78,418
Net income applicable to general partner
including incentive distributions (Note 2)	(3,543)	(1,476)	(10,758)	(5,927)

Net income applicable to limited partners	$24,247	$17,879	$100,315	$72,491

Net income (loss) per unit applicable to limited
partners (Note 2):
Continuing operations	$0.54	$0.78	$2.76	$3.15
Discontinued operations	(0.02)	—	0.10	—

Net income	$0.52	$0.78	$2.86	$3.15

Weighted average number of limited
partnership units outstanding	46,809,749	23,041,394	35,023,250	23,041,394

EBITDA from continuing operations (Note 3)	$71,298	$33,288	$218,671	$132,517

Distributable cash flow from continuing operations (Note 3)	$46,862	$25,205	$153,873	$101,895

	December 31,	December 31,		September 30,
	2005	2004		2005
Balance Sheet Data:
Long-term debt, including current portion (a)	$1,170,705	$385,161		$1,175,473
Partners' equity (b)	1,900,779	438,311		1,918,933
Debt-to-capitalization ratio (a) / ((a)+(b))	38.1%	46.8%		38.0%

Valero L.P.
Consolidated Financial Information — Continued
December 31, 2005 and 2004
(unaudited, thousands of dollars, except barrel information)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004

Operating Data:
Crude oil pipelines:
Throughput (barrels/day)	348,260	371,573	358,965	381,358
Gross margin	$11,828	$13,000	$51,429	$52,462
Operating expenses	3,914	3,643	16,378	15,468
Depreciation and amortization	1,155	1,131	4,612	4,499

Segment operating income	$6,759	$8,226	$30,439	$32,495

Refined product pipelines:
Throughput (barrels/day)	652,689	447,789	556,654	442,596
Gross margin	$51,244	$22,654	$149,853	$86,418
Operating expenses	23,288	8,972	64,671	37,332
Depreciation and amortization	12,244	3,737	27,778	14,715

Segment operating income	$15,712	$9,945	$57,404	$34,371

Refined product terminals:
Throughput (barrels/day) (a)	221,798	257,423	245,085	256,576
Throughput gross margin	$9,809	$9,725	$43,617	$39,984
Storage lease gross margin	58,941	—	115,352	—
Bunkering gross margin	13,599	—	22,557	—
Operating expenses	44,953	4,435	94,607	18,365
Depreciation and amortization	9,354	1,878	25,008	6,471

Segment operating income	$28,042	$3,412	$61,911	$15,148

Crude oil storage tanks:
Throughput (barrels/day)	532,425	424,643	517,409	473,714
Gross margin	$12,221	$9,307	$46,943	$41,928
Operating expenses	2,695	1,502	8,953	7,133
Depreciation and amortization	1,887	1,867	7,497	7,464

Segment operating income	$7,639	$5,938	$30,493	$27,331

Consolidated Information:
Gross margin	$157,642	$54,686	$429,751	$220,792
Operating expenses	74,850	18,552	184,609	78,298
Depreciation and amortization	24,640	8,613	64,895	33,149

Segment operating income	58,152	27,521	180,247	109,345
General and administrative expenses	9,489	3,088	26,553	11,321

Consolidated operating income	$48,663	$24,433	$153,694	$98,024

    (a)        Excludes throughputs related to the storage lease and bunkering operations acquired in the Kaneb Acquisition.

Valero L.P.
Consolidated Financial Information — Continued
December 31, 2005 and 2004
(unaudited)

Notes:

1.	The statement of income data for the year ended December 31, 2005 includes $55.5 million of operating income related to the Kaneb Acquisition. Of the $55.5 million, $13.2 million is attributed to the refined product pipeline segment and $42.3 million is attributed to the refined product terminal segment.

2.	Net income is allocated between limited partners and the general partner’s interests based on provisions in the partnership agreement. The net income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the net income per unit applicable to limited partners. On July 1, 2005, Valero L.P. issued 23,768,751 of common units in exchange for all of the outstanding common units of Kaneb Pipe Line Partners, L.P. As of December 31, 2005, Valero L.P. has 46,809,749 common and subordinated units outstanding. Net income applicable to the general partner includes incentive distributions aggregating $3.0 million and $1.1 million for the three months ended December 31, 2005 and 2004, respectively, and $8.7 million and $4.4 million for the years ended December 31, 2005 and 2004, respectively.

3.	Valero L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of income from continuing operations to EBITDA and distributable cash flow (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Income from continuing operations	$28,698	$19,355	$107,675	$78,418
Plus interest expense, net	15,297	5,320	41,388	20,950
Plus income tax expense	2,663	—	4,713	—
Plus depreciation and amortization	24,640	8,613	64,895	33,149

EBITDA from continuing operations	71,298	33,288	218,671	132,517
EBITDA from discontinued operations	324	—	11,518	—

Total EBITDA	$71,622	$33,288	$230,189	$132,517

EBITDA from continuing operations	$71,298	$33,288	$218,671	$132,517
Less equity (income) loss from joint ventures	21	(242)	(2,319)	(1,344)
Less interest expense, net	(15,297)	(5,320)	(41,388)	(20,950)
Less reliability capital expenditures	(11,338)	(2,671)	(23,707)	(9,701)
Less income tax expense	(2,663)	—	(4,713)	—
Plus distributions from joint ventures	2,169	150	4,657	1,373
Plus other non-cash items	2,672	—	2,672	—

Distributable cash flow from continuing operations	46,862	25,205	153,873	101,895

General partner's interest in distributable cash flow
from continuing operations	(4,656)	(2,826)	(17,398)	(11,574)

Limited partners' interest in distributable cash flow
from continuing operations	$42,206	$22,379	$136,475	$90,321

Weighted average number of limited
partnership units outstanding	46,809,749	23,041,394	35,023,250	23,041,394

Distributable cash flow from continuing
operations per limited partner unit	$0.90	$0.97	$3.90	$3.92

Distributable cash flow from continuing operations	$46,862	$25,205	$153,873	$101,895
Distributable cash flow from discontinued operations	(211)	—	5,265	—

Total distributable cash flow	$46,651	$25,205	$159,138	$101,895

General partner's interest in distributable cash flow	(4,603)	(2,826)	(18,714)	(11,574)

Limited partners' interest in distributable cash flow	$42,048	$22,379	$140,424	$90,321